Exhibit 99.1

P R E S S   R E L E A S E

Autoliv Board member to resign for new role at Jaguar Land Rover

(Stockholm, July 5, 2013) – – – The Board of Directors of the worldwide leader in automotive safety systems, Autoliv, Inc. (NYSE: ALV, and SSE: ALIV sdb), announced today that it had received the resignation of Dr. Wolfgang Ziebart from the Board, effective July 31, 2013.

Earlier this week, Jaguar Land Rover announced that Dr. Wolfgang Ziebart would be appointed as its new Group Engineering Director. In this role, he will be responsible for the company’s global engineering operations as of August 1, 2013.

Dr. Ziebart has more than 30 years of automotive experience, including 23 years at BMW AG, where he was Member of the Executive Board in charge of product development.

Dr. Ziebart has been a director of the Autoliv Board since 2008 and currently serves on the audit committee and as chairman for the compliance committee and nominating and corporate governance committee.

“I would like to extend my sincere thank you to Dr. Ziebart for his guidance and contributions to the Autoliv Board during the last five years” commented Jan Carlson, President and CEO. “Wolfgang’s visionary views and deep experience has been a real asset for the Autoliv Board during his tenure with our company, and we wish him well in his new position with Jaguar Land Rover” he added.

Inquiries:

Jan Carlson, President and CEO, Autoliv Inc.	Tel +46-8-587 20 600
Thomas Jonsson, VP Corporate Communications, Autoliv Inc.	Tel +46-8-587 20 627

About Autoliv

Autoliv, Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has more than 80 facilities with nearly 52,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2012 amounted to US $8.3 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Autoliv Inc. Vasagatan 11, 7th Floor P. O. Box 703 81, SE-107 24 Stockholm, Sweden Tel +46 (0)8 709 578 127, Fax +46 (0)8 24 44 93 e-mail: Thomas.jonsson@autoliv.com	Autoliv Americas 26545 American Drive Southfield, MI., USA 48034 Tel +1 248 794 4537, e-mail: ray.pekar@autoliv.com